Filed Pursuant To Rule 433

Registration No. 333-209926

October 11, 2016

SPDR® ETF Trading Report

September 2016

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2016
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	109,700,056	24,567,095,659	85,497,786	11,363	12,441	2,446,568	2,682,280	287	0.70	268,250,424
MDY	SPDR S&P MidCap 400® ETF	0.04	0.02	0.04	1,296,357	398,675,811	1,264,709	1,585	1,625	445,734	457,080	132	0.90	4,034,900
SLY	SPDR S&P 600 Small Cap ETF	0.26	0.23	0.26	16,185	1,914,517	15,569	2,377	2,540	264,085	278,384	128	0.80	18,105
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.01	0.01	0.01	3,713,758	699,629,428	3,144,519	3,088	4,359	563,097	798,525	151	0.70	7,035,857
THRK	SPDR Russell 3000 ETF	0.47	0.29	0.48	4,453	817,975	9,161	1,775	2,253	285,172	364,017	62	0.70	5,409
TWOK	SPDR Russell 2000® ETF	0.20	0.28	0.20	3,448	289,491	4,928	6,161	6,077	449,630	435,356	110	0.80	7,160
ONEK	SPDR Russell 1000 ETF	0.24	0.24	0.23	3,029	367,848	4,174	3,084	3,436	312,039	347,105	133	0.70	4,360
SMD	SPDR S&P 1000 ETF	0.48	0.59	0.48	57,833	4,707,957	18,985	2,425	2,426	195,843	195,924	82	0.80	2,065
SPYX	SPDR S&P 500 Fossil Fuel Free ETF	0.09	0.18	0.10	7,313	473,852	4,097	17,991	16,789	931,934	869,670	198	0.60	19,482
SHE	SPDR SSGA Gender Diversity Index ETF	0.05	0.07	0.06	1,406	107,184	723	6,663	6,358	428,098	409,582	74	0.70	4,080
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.21	0.20	0.16	22,637	2,541,538	31,125	2,572	2,185	269,417	227,961	115	0.70	28,350
SPYV	SPDR S&P 500 Value ETF	0.13	0.13	0.13	6,500	743,235	5,983	1,709	1,636	174,831	167,641	99	0.70	8,987
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.35	0.27	0.32	13,563	1,826,014	16,860	2,739	2,702	349,688	344,640	91	0.80	25,114
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.24	0.28	0.23	14,866	1,345,292	15,275	5,915	5,814	504,786	497,271	129	0.90	28,781
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.52	0.28	0.50	18,501	3,707,536	16,534	2,381	2,490	451,985	466,975	77	0.80	22,126
SLYV	SPDR S&P 600 Small Cap Value ETF	0.22	0.21	0.22	27,910	3,069,091	31,023	2,111	2,193	223,660	230,484	89	1.00	32,686
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	5,736,751	514,368,947	4,629,613	9,726	10,128	772,244	812,266	181	0.70	19,308,085
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	15,272,149	946,023,470	11,964,973	57,233	55,135	3,051,664	2,989,420	421	0.80	67,363,085
XLE	Energy Select Sector SPDR Fund	0.01	0.01	0.01	19,091,564	1,506,818,190	15,577,242	10,284	10,829	707,334	740,704	209	1.30	40,528,243
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	53,990,200	1,270,923,624	39,971,526	1,011,813	1,014,881	22,108,114	23,118,989	1,159	1.60	87,998,321
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	8,632,599	724,989,328	7,854,620	14,689	15,685	1,061,427	1,151,122	206	0.70	35,372,789
XLI	Industrial Select Sector SPDR Fund	0.01	0.02	0.01	11,936,522	784,500,689	10,192,656	30,469	33,308	1,757,757	1,927,201	314	0.70	31,321,528

Source: ArcaVision. Data is as of September 30, 2016. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS
SPDR

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2016
US Sector (cont'd)														
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	5,218,229	267,597,073	4,435,777	20,932	23,528	995,107	1,128,638	245	0.70	19,390,670
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	11,828,684	675,778,942	8,926,799	77,513	82,961	3,664,815	3,863,494	448	0.70	20,046,273
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	17,042,103	913,510,408	14,957,934	27,247	27,786	1,350,906	1,405,694	316	0.90	54,846,742
XLFS	Financial Services Select Sector SPDR Fund	0.06	0.20	0.10	131,271	4,164,503	84,427	17,998	13,420	553,618	410,920	387	0.80	97,954
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.04	0.01	2,782,067	99,628,756	953,908	28,168	27,417	925,037	901,471	355	0.90	1,358,851
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.03	0.01	3,551,338	122,314,935	3,073,199	17,567	23,384	587,440	760,682	238	0.90	4,856,165
KCE	SPDR S&P Capital Markets ETF	0.06	0.14	0.04	6,831	313,530	22,903	3,243	2,176	131,925	84,429	222	1.00	23,707
KIE	SPDR S&P Insurance ETF	0.04	0.05	0.04	93,614	7,125,062	136,426	2,456	2,974	181,867	216,686	168	0.80	987,640
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	5,709,739	249,355,249	4,976,974	8,684	9,845	365,944	404,433	171	0.90	30,664,308
XBI	SPDR S&P Biotech ETF	0.02	0.04	0.02	5,457,583	379,729,319	6,370,300	1,620	1,875	105,786	116,006	166	1.70	34,338,501
MTK	SPDR Morgan Stanley Technology ETF	0.10	0.16	0.09	16,860	1,057,729	15,310	6,470	5,620	381,924	323,543	199	0.70	7,824
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	2,544,437	90,235,307	2,114,331	14,475	16,968	498,374	595,237	188	1.00	12,653,509
XME	SPDR S&P Metals & Mining ETF	0.01	0.04	0.01	5,055,080	136,899,839	4,752,224	8,156	8,860	209,120	236,119	189	1.80	23,095,786
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.09	0.02	341,049	6,094,379	414,133	9,449	23,015	166,491	414,960	215	2.20	357,256
XITK	SPDR FactSet Innovative Technology ETF	0.09	0.14	0.09	3,776	260,610	3,225	504	553	31,213	33,943	125	0.90	31,570
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	19,689,623	757,926,704	15,430,985	10,570	10,912	390,139	391,632	210	1.90	60,214,550
XPH	SPDR S&P Pharmaceuticals ETF	0.04	0.08	0.04	114,187	5,400,453	120,183	3,233	3,414	147,005	155,713	195	1.20	1,140,549
XRT	SPDR S&P Retail ETF	0.01	0.02	0.01	3,656,086	165,507,912	4,061,023	8,385	8,561	367,179	379,167	144	0.80	23,222,339
XSD	SPDR S&P Semiconductor ETF	0.04	0.07	0.04	100,946	5,305,629	122,444	3,690	3,002	189,703	147,608	216	1.10	1,259,410
XHE	SPDR S&P Health Care Equipment ETF	0.18	0.34	0.17	46,430	2,460,694	19,953	2,963	2,637	153,543	135,858	277	0.80	26,203
XTL	SPDR S&P Telecom ETF	0.15	0.23	0.14	8,460	578,236	5,426	5,720	5,013	370,141	316,822	118	0.90	4,917
XAR	SPDR S&P Aerospace & Defense ETF	0.07	0.12	0.06	23,790	1,419,102	18,262	2,030	1,978	116,624	114,111	188	0.90	21,133
XHS	SPDR S&P Health Care Services ETF	0.06	0.11	0.06	17,956	1,091,792	60,871	6,661	6,472	364,357	362,820	130	1.00	35,719
XSW	SPDR S&P Software & Services ETF	0.11	0.19	0.09	3,350	211,940	2,823	2,145	1,995	117,460	107,371	202	0.70	1,879
XTH	SPDR S&P Technology Hardware ETF	0.13	0.22	0.13	316	6,519	244	3,464	3,395	205,346	198,540	28	1.20	4,003
XTN	SPDR S&P Transportation ETF	0.05	0.10	0.05	40,437	1,979,377	39,413	3,254	3,217	153,394	149,044	261	0.90	201,440
XWEB	SPDR S&P Internet ETF	0.13	0.21	0.28	377	39,160	913	3,333	3,196	199,280	183,578	38	1.10	6,984

Source: ArcaVision. Data is as of September 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2016
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.03	0.03	0.04	340,402	35,314,438	283,317	1,568	2,521	153,789	251,747	160	1.00	79,843
RWO	SPDR Dow Jones Global Real Estate ETF	0.04	0.07	0.04	257,004	13,611,394	226,507	1,548	1,460	77,539	74,168	148	0.80	891,026
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.03	0.01	530,819	24,405,446	569,211	4,958	5,975	206,550	251,129	214	0.90	383,544
Global Equities														
DGT	SPDR Global Dow ETF	0.18	0.27	0.37	2,666	234,963	3,384	352	1,168	23,806	78,501	147	0.80	13,232
GII	SPDR S&P Global Infrastructure ETF	0.20	0.42	0.22	6,865	366,437	8,254	784	940	37,405	44,688	146	0.90	13,773
GNR	SPDR S&P Global Natural Resources ETF	0.06	0.16	0.06	173,201	6,630,309	162,226	1,558	1,691	59,188	65,137	244	1.00	82,212
CWI	SPDR MSCI ACWI ex-US ETF	0.02	0.05	0.02	182,912	6,929,254	170,415	10,898	12,049	353,858	383,520	316	1.00	28,452
ACIM	SPDR MSCI ACWI IMI ETF	1.08	1.67	2.60	3,911	292,856	6,043	568	477	37,068	30,852	138	1.00	9,271
GWL	SPDR S&P World ex-US ETF	0.03	0.12	0.03	66,854	1,808,314	89,921	4,609	4,833	121,032	124,691	403	0.90	37,155
GWX	SPDR S&P International Small Cap ETF	0.04	0.13	0.05	109,445	3,556,499	107,314	1,086	1,107	33,536	33,431	195	0.90	188,590
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.05	0.07	0.05	388	50,133	356	1,001	1,001	74,434	73,724	84	0.70	1,544
International Developed Equities — Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.03	0.01	2,054,329	71,940,296	2,011,559	57,802	64,091	1,891,859	2,053,476	445	1.10	2,254,171
FEU	SPDR STOXX Europe 50 ETF	0.04	0.13	0.04	52,463	1,642,994	51,665	1,627	1,347	49,314	40,679	245	0.90	11,417
SMEZ	SPDR EURO STOXX Small Cap ETF	0.14	0.30	0.14	2,457	136,071	1,728	2,227	1,776	104,268	81,305	171	0.90	26
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF	0.12	0.36	0.13	2,929	107,019	2,826	2,326	2,371	76,107	77,247	612	1.30	321
HREX	SPDR MSCI International Real Estate Currency Hedged ETF	0.19	0.43	0.17	4,162	1,427	1,422	367	376	15,711	15,585	6	1.50	139
HDWX	SPDR S&P International Dividend Currency Hedged ETF	0.30	0.74	0.27	3,271	142,284	1,264	399	394	16,032	15,898	363	1.20	1,254
Emerging Market Equities														
GMM	SPDR S&P Emerging Markets ETF	0.20	0.34	0.18	42,617	2,583,362	33,261	619	737	36,917	43,815	96	1.10	34,902
GML	SPDR S&P Emerging Latin America ETF	0.26	0.57	0.23	1,629	91,667	4,441	514	592	23,402	26,516	90	1.30	8,214
GAF	SPDR S&P Emerging Middle East & Africa ETF	0.62	1.04	0.80	1,113	82,342	1,298	285	312	16,966	18,882	91	1.30	1,727

Source: ArcaVision. Data is as of September 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2016
Emerging Market Equities (cont'd)														
GUR	SPDR S&P Emerging Europe ETF	0.19	0.72	0.14	8,635	248,657	10,952	643	528	16,763	13,659	124	1.30	4,464
GMF	SPDR S&P Emerging Asia Pacific ETF	0.15	0.19	0.14	29,250	2,718,964	24,985	690	819	56,670	65,684	115	1.10	49,487
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.11	0.25	0.10	62,888	2,884,687	50,445	739	818	31,725	34,405	229	1.00	166,645
GXC	SPDR S&P China ETF	0.08	0.11	0.08	96,573	8,076,715	68,572	535	836	42,602	64,255	148	1.10	49,937
RBL	SPDR S&P Russia ETF	0.10	0.57	0.10	8,928	185,552	11,656	1,731	2,916	30,777	50,563	242	1.10	8,189
XINA	SPDR MSCI China A Shares IMI ETF	0.25	1.16	0.26	212	5,676	226	197	187	4,230	4,086	26	1.70	—
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF	0.19	0.53	0.44	792	42,216	943	271	344	9,878	12,178	42	1.20	910
IPS	SPDR S&P International Consumer Staples Sector ETF	0.21	0.48	0.20	2,117	157,545	3,858	415	399	18,053	17,468	93	1.00	1,381
IPW	SPDR S&P International Energy Sector ETF	0.06	0.35	0.07	17,978	323,091	57,646	1,086	1,182	18,516	20,472	172	1.50	19,414
IPF	SPDR S&P International Financial Sector ETF	0.09	0.49	0.18	1,978	46,632	1,273	626	938	11,312	16,584	116	0.90	6,354
IRY	SPDR S&P International Health Care Sector ETF	0.11	0.22	0.16	3,848	212,712	12,912	763	1,081	36,609	52,850	150	0.80	558
IPN	SPDR S&P International Industrial Sector ETF	0.07	0.24	0.08	2,924	116,557	3,922	1,016	1,240	30,724	36,803	151	0.80	10,376
IRV	SPDR S&P International Materials Sector ETF	0.31	1.55	0.22	8,594	173,528	9,297	808	752	15,748	14,559	164	1.60	10,341
IPK	SPDR S&P International Technology Sector ETF	0.39	1.15	0.33	1,968	93,048	2,876	1,019	1,053	34,962	34,970	80	0.80	11,405
IST	SPDR S&P International Telecommunications Sector ETF	0.07	0.29	0.07	2,209	73,874	2,438	1,123	1,101	27,805	27,481	135	0.80	1,620
IPU	SPDR S&P International Utilities Sector ETF	0.05	0.33	0.05	6,712	129,302	9,331	1,319	1,265	21,473	20,809	201	0.80	8,050
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.05	0.18	0.05	52,466	1,542,351	60,565	781	789	21,891	22,392	171	1.30	134,866
DWX	SPDR S&P International Dividend ETF	0.05	0.13	0.04	113,648	4,292,331	129,080	1,187	1,120	43,278	40,678	252	1.10	265,995
SDY	SPDR S&P Dividend ETF	0.01	0.01	0.01	853,048	73,976,243	769,806	2,537	4,328	213,336	368,226	153	0.80	1,030,808
WDIV	SPDR S&P Global Dividend ETF	0.08	0.13	0.09	12,770	864,706	13,187	470	562	29,770	35,687	125	0.90	44,516
SPYD	SPDR S&P 500 High Dividend ETF	0.05	0.15	0.05	11,506	448,148	13,897	22,164	21,557	759,339	738,543	216	0.90	4,789

Source: ArcaVision. Data is as of September 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2016
Advanced Beta — Multi Factor														
QAUS	SPDR MSCI Australia Quality Mix ETF	0.05	0.10	0.05	6,182	335,895	2,474	982	985	47,578	47,960	182	1.10	11,692
QCAN	SPDR MSCI Canada Quality Mix ETF	0.06	0.11	0.06	955	71,193	1,685	994	914	52,225	47,592	114	0.90	1,362
QDEU	SPDR MSCI Germany Quality Mix ETF	0.05	0.10	0.05	2,023	146,940	1,090	777	798	40,233	40,953	293	1.10	2,383
QJPN	SPDR MSCI Japan Quality Mix ETF	0.26	0.39	0.26	494	40,941	575	453	528	30,215	34,932	21	1.30	571
QESP	SPDR MSCI Spain Quality Mix ETF	0.03	0.08	0.04	85	3,376	131	999	996	41,888	40,358	22	2.60	125
QGBR	SPDR MSCI United Kingdom Quality Mix ETF	0.15	0.31	0.15	170	10,123	436	684	783	33,297	37,200	45	1.40	61
QEFA	SPDR MSCI EAFE Quality Mix ETF	0.28	0.49	0.30	2,434	165,719	1,497	1,641	1,635	92,077	90,857	82	0.80	1,826
QMEX	SPDR MSCI Mexico Quality Mix ETF	0.08	0.36	0.07	658	19,843	349	665	662	14,351	14,504	105	2.10	3,341
QKOR	SPDR MSCI Korea Quality Mix ETF	0.15	0.55	0.08	232	9,063	572	643	591	17,618	15,987	89	1.90	1
QTWN	SPDR MSCI Taiwan Quality Mix ETF	0.21	0.36	0.18	38	4,658	143	381	467	22,315	27,044	26	3.00	—
QWLD	SPDR MSCI World Quality Mix ETF	0.50	0.79	0.39	216	17,036	520	403	431	25,635	27,317	—	0.70	3,625
QEMM	SPDR MSCI Emerging Markets Quality Mix ETF	0.31	0.59	0.31	13,534	797,059	7,947	1,776	1,379	94,803	73,087	212	1.10	374,121
QUS	SPDR MSCI USA Quality Mix ETF	0.13	0.20	0.11	2,883	208,451	1,876	977	1,336	61,277	84,262	85	0.50	3,810
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.07	0.14	0.07	1,348	74,347	1,002	9,697	8,883	476,414	431,092	48	0.60	295
VLU	SPDR S&P 1500 Value Tilt ETF	0.58	0.70	0.61	345	33,113	200	3,630	3,966	300,709	325,609	15	0.70	5,226
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.53	0.58	0.62	705	82,193	386	1,545	1,578	140,518	144,371	40	0.90	1,252
LGLV	SPDR Russell 1000 Low Volatility ETF	0.51	0.64	0.48	10,497	898,631	7,373	1,072	978	85,128	78,436	108	0.80	7,839
SMLV	SPDR Russell 2000 Low Volatility ETF	0.29	0.35	0.27	12,690	1,135,779	15,342	2,261	2,429	186,058	198,328	157	0.90	13,054
ONEY	SPDR Russell 1000 Yield Focus ETF	0.25	0.38	0.40	35	3,317	104	5,376	4,950	357,289	325,760	10	1.40	3,596
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.34	0.56	0.24	1,986	165,917	1,851	4,284	3,957	267,193	248,460	18	0.80	10,729
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.21	0.32	0.29	7,446	514,718	5,990	5,355	3,315	352,466	218,823	74	0.50	58,693
Advanced Beta — Fixed Income														
CBND	SPDR Barclays Issuer Scored Corporate Bond ETF	0.16	0.47	0.14	3,056	126,432	4,498	466	390	15,294	12,827	185	0.20	707
Fixed Income — US Government														
BIL	SPDR Barclays 1–3 Month T-Bill ETF	0.01	0.02	0.01	1,005,552	52,307,366	835,700	1,354,361	1,581,334	61,934,929	72,298,590	1,484	0.00	777,553
ITE	SPDR Barclays Intermediate Term Treasury ETF	0.04	0.07	0.05	65,174	4,083,222	59,716	6,498	5,232	398,197	321,088	320	0.10	9,006
TLO	SPDR Barclays Long Term Treasury ETF	0.08	0.11	0.08	72,933	5,881,684	126,943	1,530	3,955	120,166	315,569	212	0.60	9,196
IPE	SPDR Barclays TIPS ETF	0.05	0.10	0.08	30,132	1,820,295	44,103	5,677	5,760	327,109	333,734	216	0.20	34,449

Source: ArcaVision. Data is as of September 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2016
Fixed Income — US Government (cont'd)														
SST	SPDR Barclays Short Term Treasury ETF	0.06	0.18	0.05	56,491	1,796,042	63,880	3,588	3,194	109,506	97,545	514	0.10	12,423
SIPE	SPDR Barclays 0–5 Year TIPS ETF	0.16	0.88	0.14	481	17,008	680	1,116	1,428	21,985	28,232	11	0.30	1,290
TIPX	SPDR Barclays 1–10 Year TIPS ETF	0.07	0.36	0.11	11,996	225,491	31,617	1,173	1,750	23,167	34,825	163	0.40	57,029
Fixed Income — US Investment Grade Corporates														
SCPB	SPDR Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	629,427	19,633,586	603,965	25,265	18,745	776,393	576,596	474	0.00	185,589
ITR	SPDR Barclays Intermediate Term Corporate Bond ETF	0.02	0.06	0.02	251,453	9,007,434	271,653	2,552	1,906	88,733	66,424	302	0.10	348,177
LWC	SPDR Barclays Long Term Corporate Bond ET	0.11	0.26	0.12	45,450	2,031,198	31,737	1,135	820	48,396	35,112	126	0.50	36,623
FLRN	SPDR Barclays Investment Grade Floating Rate ETF	0.02	0.07	0.03	120,473	3,783,436	100,147	1,491	1,002	45,684	30,661	226	0.00	29,586
Fixed Income — High Yield														
JNK	SPDR Barclays High Yield Bond ETF	0.01	0.03	0.01	11,550,584	440,327,821	10,534,695	76,832	82,987	2,794,380	3,003,300	478	0.40	29,105,291
SJNK	SPDR Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,649,051	47,412,469	1,385,910	20,481	19,255	562,408	525,854	363	0.30	1,585,900
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.23	0.87	0.25	4,078	127,633	3,426	1,067	996	28,115	26,205	177	0.30	2,112
Fixed Income — US Mortgage														
MBG	SPDR Barclays Mortgage Backed Bond ETF	0.03	0.13	0.04	224,540	6,656,556	91,805	3,682	3,281	100,224	89,243	311	0.10	5,331
Fixed Income — US Aggregate														
BNDS	SPDR Barclays Aggregate Bond ETF	0.05	0.08	0.05	175,514	10,531,828	117,565	2,928	2,128	173,103	126,127	436	0.10	69,435
Fixed Income — Hybrids														
CWB	SPDR Barclays Convertible Securities ETF	0.02	0.05	0.02	629,441	29,969,212	751,720	2,470	3,723	113,447	169,657	235	0.50	1,404,376
PSK	SPDR Wells Fargo Preferred Stock ETF	0.05	0.12	0.04	91,279	4,381,074	124,606	10,738	11,798	492,552	544,714	168	0.30	24,802
Fixed Income — Municipal														
SHM	SPDR Nuveen Barclays Short Term Municipal Bond ETF	0.01	0.03	0.01	285,923	14,184,742	296,651	15,232	13,766	744,997	675,360	290	0.00	118,571
TFI	SPDR Nuveen Barclays Municipal Bond ETF	0.03	0.06	0.02	195,574	9,999,807	267,653	7,481	8,984	375,322	452,344	196	0.10	348,339
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.05	0.08	0.04	79,298	4,864,761	88,179	520	603	30,872	35,866	148	0.10	27,421

Source: ArcaVision. Data is as of September 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors 6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2016
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.18	0.31	0.18	46,341	2,706,359	58,771	426	533	24,065	29,832	103	0.40	3,265
BWZ	SPDR Barclays Short Term International Treasury Bond ETF	0.14	0.45	0.14	10,367	397,459	16,632	637	782	20,237	24,703	250	0.40	18,581
BWX	SPDR Barclays International Treasury Bond ETF	0.06	0.11	0.07	334,304	16,812,721	343,117	1,028	1,134	50,763	62,257	305	2.80	186,469
IBND	SPDR Barclays International Corporate Bond ETF	0.12	0.37	0.10	71,198	2,416,191	55,460	1,030	909	34,330	30,279	165	0.40	2,796
EBND	SPDR Barclays Emerging Markets Local Bond ETF	0.07	0.25	0.10	64,561	1,842,008	107,970	553	1,123	15,572	31,691	168	0.50	11,402
Commodity														
GLD®	SPDR Gold Trust	0.01	0.01	0.01	10,174,394	1,433,403,573	10,765,506	11,175	9,529	1,413,861	1,213,899	237	0.50	8,973,441
NANR	SPDR S&P North American Natural Resources ETF	0.05	0.14	0.05	31,649	1,103,705	37,669	3,360	3,117	112,930	107,537	486	1.30	30,787
Active — Asset Allocation														
RLY	SPDR SSgA Multi-Asset Real Return ETF	0.06	0.25	0.06	11,501	453,730	12,086	12,287	11,834	298,574	289,578	144	0.60	9,181
INKM	SPDR SSgA Income Allocation ETF	0.05	0.17	0.05	5,839	209,209	10,718	15,617	9,760	494,590	309,782	237	0.40	6,425
GAL	SPDR SSgA Global Allocation ETF	0.09	0.27	0.09	13,210	475,807	16,942	14,641	13,454	495,598	456,494	166	0.50	15,127
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.08	0.31	0.11	12,420	317,928	22,902	2,646	2,068	67,680	53,119	527	0.08	21,796
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.09	0.15	0.16	453	39,020	325	1,414	1,359	85,448	81,812	80	0.70	210
SYG	SPDR MFS Systematic Growth Equity ETF	0.08	0.12	0.19	407	36,802	771	1,579	944	97,882	58,670	49	0.60	167
SYV	SPDR MFS Systematic Value Equity ETF	0.08	0.15	0.17	470	30,309	489	1,761	1,710	96,503	92,579	36	0.50	800
Active — Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.02	0.04	0.02	284,487	14,500,328	342,494	3,477	3,416	174,163	170,937	300	0.10	196,345
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.03	0.06	0.04	123,841	6,345,082	105,285	8,779	5,728	414,193	269,674	287	0.10	37,516
ULST	SPDR SSgA Ultra Short Term Bond ETF	0.05	0.11	0.04	3,911	183,906	7,916	2,892	3,767	116,229	151,019	145	0.10	1,870
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.29	0.54	N/A	755	39,671.41	799	34.67	34.45	182,777.89	N/A	209	0.3772	3,135

Source: ArcaVision. Data is as of September 30, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report ConsolidatedConsolidated Avg.Avg.Avg. QuoteShort
Spread ($)Avg. Daily Consolidated Daily VolumeAvg.Quote SizeAvg.Size ($) Avg.DailyInterest
Spread Spreadvs. 3 mo.VolumeAvg. Daily(shares) vs. Quote Size(Shares) vs.Quotevs. 3 mo. Trade Volatilityas of
Ticker ETF Name ($) (%)trailing(shares)Volume ($)3 mo. trailing(shares) 3 mo. trailingSize ($)trailing Size(%)9/15/2016
Active — Fixed Income (cont’d)
STOT SPDR DoubleLine Short Duration Total Return 0.17 0.35N/A69434,994.3265669.1263.23348,760.51N/A 5500.12684,843
Tactical ETF Source: ArcaVision. Data is as of September 30, 2016. Past performance is not a guarantee of future results.
Prior to July 15, 2016, the SPDR MSCI StrategicFactorsSM ETF suite was known as the SPDR MSCI Quality Mix ETF suite. There were no changes to the investment objectives, strategies or policies of any of the funds comprising such suite in connection with each fund’s name change.
ssga.com | spdrs.com For investment professional use only. Not for use with the public. in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available here.
State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727. For more information: State Street Global Markets, LLC (Marketing Agent for GLD), One Lincoln Street,
Important Risk Information Boston, MA, 02111 T: +1 866 320 4053 spdrgoldshares.com
ETFs trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. The trademarks and service marks referenced herein are the property of their respective owners. Third party data
Brokerage commissions and ETF expenses will reduce returns. providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of
While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and the data and have no liability for damages of any kind relating to the use of such data.
may trade at significant discounts in periods of market stress. State Street Global Advisors and SSGA are registered trademarks of State Street Corporation.
Investing in commodities entails significant risk and is not appropriate for all investors. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P);
Important Information Relating to SPDR Gold Trust (“GLD®”): Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street
The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, the Securities and Exchange Commission (“SEC”) for the offering to which this communication Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation relates. Before you invest, you should read the prospectus in that registration statement and other regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for documents GLD has filed with the SEC for more complete information about GLD and this offering. any errors, omissions, or interruptions of any index.
You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting
spdrgoldshares.com. Alternatively, the SPDR Gold Trust will arrange to send you the prospectus if you Distributor State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street request it by calling 866.320.4053. Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer,
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, do not have the protections associated with ownership of shares in an investment company registered under the Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC.
1940 Act or the protections afforded by the CEA.
State Street Global Markets, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD Management has retained GSO Capital Partners, Nuveen Asset Management & Massachusetts Financial Services
shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of Company & DoubleLine Capital LP as the sub-advisor. GSO Capital Partners, Nuveen Asset Management, MFS, and
gold could materially and adversely affect an investment in the shares. The price received upon the sale of the DoubleLine Capital LP are not affiliated with State Street Global Markets, LLC.
shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold Before investing, consider the funds’ investment objectives, risks, charges and expenses.
represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment To obtain a prospectus or summary prospectus which contains this and other information, call +1 617 664 7727 or visit spdrs.com. Read it carefully.
Not FDIC Insured • No Bank Guarantee • May Lose Value
© 2016 State Street Corporation. All Rights Reserved.
State Street Global Advisors ID7810-IBG-21401 1016 Exp. Date: 10/31/2017 SPD001188

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.